KPMG Peat Marwick LLP

                                                        July 19, 1996

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Universal Holding Corp. and, under the date of March 26, 1996, we reported on the consolidated financial statements of Universal Holding Corp. and subsidiaries as of and for the years ended December 31, 1995 and 1994. On July 15, 1996 our appointment as principal accountants was terminated. We have read Universal Holding Corp. statements included under item 4 of its Form 8-K dated July 19, 1996, and we agree with such statements.

                                                Very truly yours,

                                                By: /S/ KPMG Peat Marwick
                                                    ---------------------------
                                                        KPMG Peat Marwick
                                                        New York, New York